Exhibit 99.1

PRESS RELEASE

Air Lease Corporation Assigned Investment Grade Rating by Standard and Poor’s

LOS ANGELES, California, August 29, 2013 — Air Lease Corporation (ALC) (NYSE: AL) today announced that it has been assigned an investment grade corporate credit rating of BBB- with a stable outlook by Standard and Poor’s Ratings Services.  Additionally, ALC’s senior unsecured notes due in 2016, 2017, and 2020 will also carry the same BBB- rating.

Standard & Poor’s highlighted in its press release that the BBB- rating reflects Air Lease Corporation’s position as a rapidly growing provider of aircraft operating leases, its ownership of young and diverse new-technology aircraft with stable asset values, and the expectation that ALC’s growth will make it among the largest players in the industry within the next few years.  ALC’s low debt to equity ratio and strong interest coverage ratios were also key to the ratings outcome.

Steven F. Udvar-Házy, Chairman and CEO of Air Lease Corporation said, “Air Lease Corporation set out from day one to build a strong investment grade profile company.  We are pleased that Standard and Poor’s recognized ALC’s efficient business operations, financial strength, and stability in assigning the company an investment grade rating.  This rating is a further testament to ALC’s rapid rise as an aircraft leasing industry leader.”

Greg Willis, Senior Vice President and Chief Financial Officer of Air Lease Corporation commented, “Air Lease has delivered on the metrics it set out to achieve since the inception of the company.  ALC’s success in accessing diverse sources of capital has built a strong base to fund the company’s aircraft purchases.  We remain committed to keeping a balance sheet with low leverage and strong liquidity as an investment grade company.”

Additional information regarding ALC’s rating assignment can be found in Standard and Poor’s press release dated August 26, 2013 available on Standard and Poor’s website at www.standardandpoors.com. None of the information on Standard and Poor’s website, including the press release, is incorporated by reference into or is otherwise a part of this press release. The rating is subject to revision or withdrawal at any time by the rating agency and is not a recommendation to buy, sell or hold securities.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

ALC is an aircraft leasing company based in Los Angeles, California that has airline customers throughout the world.  ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions.  For more information, visit ALC’s website at www.airleasecorp.com.

Investors:	Media:

Ryan McKenna	Laura St. John Media and Investor Relations Coordinator Email: lstjohn@airleasecorp.com
Assistant Vice President
Strategic Planning and Investor Relations
Email: rmckenna@airleasecorp.com